Grant #
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS (TSR)

Unless otherwise defined herein, the terms defined in the Microchip Technology Incorporated 2004 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (TSR) (the “Grant Notice”).
Grantee:
Grantee has been granted an award of performance-based Restricted Stock Units (“RSUs”) subject to and in accordance with the express terms and conditions of the Grant Notice (including Exhibit A), the Plan and the Restricted Stock Unit Agreement[, including the appendix for Grantee’s country, if any (the “Appendix” and together with the Restricted Stock Unit Agreement,] the “Agreement”). The Plan and Agreement are incorporated herein in their entirety. Each RSU is equivalent to the right to receive one share of Common Stock of the Company (“Share”) for purposes of determining the number of Shares subject to this Award. No Shares will be issued until the vesting conditions of the Award described below are satisfied and the restrictions lapse, subject to the terms and conditions set forth in the Plan and the Agreement. This Award does not entitle Grantee to any stockholder rights with respect to the underlying Shares until the vesting conditions of the Award described below are satisfied, the restrictions lapse and Shares are issued to him/her. Additional terms of this Award are as follows:
Date of Grant:                [DATE]
Target Number of Restricted Stock Units:
Vesting Schedule:
Subject to Section 19 of the Plan, the Restricted Stock Units shall vest on [DATE], 2024 (the “Service Vesting Date”) to the extent the Restricted Stock Units have become Achieved Restricted Stock Units with respect to the performance-based vesting conditions set forth on Exhibit A. All vesting is contingent upon Grantee remaining a Service Provider through the Service Vesting Date.
Measurement Period: [Insert 2 year period beginning on 1st day of quarter containing Date of Grant]
Performance Goals: See Exhibit A attached.
Termination Period. This Award automatically terminates and Grantee’s rights are forfeited with respect to all RSUs granted hereunder on the date Grantee ceases to be a Service Provider (if such date precedes the Service Vesting Date) or in the event that Grantee has not accepted this Grant in accordance with Company procedures 31 days or more prior to its Vest Begin Date. A portion of the Award may terminate sooner as set forth in Exhibit A, as a result of not being achieved. In no event shall this Award vest later than the Vesting Schedule outlined above.
Forfeiture Events. This Award (or any portion thereof) and any Shares issued in settlement of this Award, as applicable, are subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, Grantee shall reimburse the Company the amount of any payment in settlement of this Award if earned or accrued under the Plan during the 12 month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
Binding Agreements. By signature of Company's representative below, and Grantee’s acceptance of this Grant in accordance with Company procedures, the parties agree that this Grant Notice (including Exhibit A), the Agreement, and the Plan constitute Grantee’s entire agreement with respect to this Award and agree to be bound by the terms therein. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Agreement, and/or this Award. This Award may be modified by the Company, but in accordance with Section 21(c) of the Plan, it may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee. The

Company will administer the Plan from the United States of America. The internal laws of the State of Arizona, United States of America, but not its choice of law principles, will govern this Award.

GRANTEE:	Microchip Technology Incorporated

Signature	By

Chairman of the Board &CEO
Print Name	Title

EXHIBIT A
PERFORMANCE VESTING
Performance-Based Vesting Component. The number of Restricted Stock Units that will become eligible to vest (if any) on the Service Vesting Date will be determined based on how the Total Shareholder Return (“TSR”) of the Company (the “Company TSR”) compares to the TSR of the members of a defined peer group (the “Peer Group”) during the Measurement Period, as set forth below. Any Restricted Stock Units that become eligible to vest on the Service Vesting Date based on TSR achievement hereunder are referred to herein as “Achieved Restricted Stock Units.”
Relative TSR. Except as provided under the “Change in Control” section below, the number of Achieved Restricted Stock Units (if any) will be determined based on the Company TSR relative to the TSRs of the companies within the Peer Group during the Measurement Period, determined by the compensation committee of the Company’s board of directors (the “Committee”), in its sole discretion, no later than 60 days following the end of the Measurement Period (the actual determination date, the “Determination Date”) as follows:

1.
Step 1: Calculate the beginning values with respect to the Company and each member of the Peer Group by determining the moving average closing market prices of the common stock of the Company and each member of the Peer Group on the principal exchanges on which such shares are traded, over the ten (10) consecutive trading days ending with the last trading day before the beginning of the Measurement Period (each, a “Beginning Price”).

The Beginning Prices of the Company and the members of the Peer Group will not be adjusted to reflect dividends or similar distributions declared or paid.

2.
Step 2: Calculate the ending values with respect to the Company and each member of the Peer Group by determining the moving average closing market prices of the common stock of the Company and each member of the Peer Group on the principal exchanges on which such shares traded, over the ten (10) consecutive trading days ending on the last trading day of the Measurement Period (each, an “Ending Price”). For the purpose of determining the Ending Price with respect to the Company and each member of the Peer Group, each Ending Price will be adjusted for any dividends or similar distributions declared (and for which the ex-dividend date has occurred) or paid, in each case, during the Measurement Period.

3.
Step 3: Calculate the Company TSR and the TSR of each member of the Peer Group by applying the following formula: (Ending Price/Beginning Price) - 1. The Company TSR and the TSR of each member of the Peer Group will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) rounded to four decimal places (applying standard rounding principles) during the Measurement Period.

4.	Step 4: Order the Company and members of the Peer Group from 1 to 21, from highest to lowest TSR over the Measurement Period (the “TSR Order”).

5.	Step 5: Calculate the number of Restricted Stock Units that will become Achieved Restricted Stock Units (if any) and apply the following rules:*

a)	If the Company’s TSR over the Measurement Period lies within the top 6 companies in the TSR Order, 200% of the Target Number of Restricted Stock Units will become Achieved Restricted Stock Units.

b)
If the Company’s TSR over the Measurement Period lies between the 11th company and the 6th company in the TSR Order, then the percentage of the Target Number of Restricted Stock Units that will become Achieved Restricted Stock Units will be between 100% and 200%, as determined by the following formula:

(1 + (Company TSR - 11th company TSR) / (6th company TSR - 11th company TSR)) * 100%

c)
If the Company’s TSR over the Measurement Period is the 11th company in the TSR Order, then the percentage of the Target Number of Restricted Stock Units that will become Achieved Restricted Stock Units will be 100%.

d)
If the Company’s TSR over the Measurement Period lies between the 16th company and the 11th company in the TSR Order, then the percentage of the Target Number of Restricted Stock Units that will become Achieved Restricted Stock Units will be between 0% and 100%, as determined by the following formula:

(1 + (Company TSR - 11th company TSR) / (11th company TSR - 16th company TSR)) * 100%

e)	If the Company’s TSR over the Measurement Period is ranks 16th or lower within the TSR Order, 0% of the Target Number of Restricted Stock Units will become Achieved Restricted Stock Units.

6.	Step 6: Any Restricted Stock Units that do not become Achieved Restricted Stock Units following the application of Step 5 will immediately be forfeited to the Company at no cost to the Company.

7.
Step 7: The Achieved Restricted Stock Units will vest on the Service Vesting Date, subject to Participant continuing to be a Service Provider through such date and further subject to vesting acceleration under any applicable written agreement between Participant and the Company.

*If, at the end of the Measurement Period, the sum of the number of companies in the Peer Group is less than twenty, then proportionate adjustments to the numbers in Step 5 shall be made by the Committee.
Change in Control. Notwithstanding the foregoing, if Participant’s continuous status as a Service Provider continues through immediately prior to a Change in Control that occurs before the last day of the Measurement Period, the number of Restricted Stock Units that will become Achieved Restricted Stock Units (if any) will equal the greater of: (i) the Target Number of Restricted Stock Units or (ii) the actual number of Restricted Stock Units that are achieved to be calculated by applying Steps 1 through 5, except as follows:

(a)
Rather than being determined based on the Company TSR relative to the TSR of the companies within the Peer Group during the Measurement Period, the number of Achieved Restricted Stock Units (if any) will instead be determined based on the Company TSR during the period beginning on the first day of the Measurement Period and ending on the 5th trading day prior to the day the Change in Control occurs (the “Adjusted Measurement Period”) relative to the TSR of the companies within the Peer Group during the Adjusted Measurement Period, and any references to the “Measurement Period” under the “Relative TSR” section will refer to the “Adjusted Measurement Period.”

(b)
The Ending Price for purposes of calculating the Company TSR will equal the price payable for a Share in connection with the Change in Control, as adjusted to reflect dividends or similar distributions declared (and for which the ex-dividend date has occurred) or paid, in each case, during the Adjusted Measurement Period, with the final determination of the amount so payable determined by the Committee prior to the Change in Control.

(c)
The Ending Price for purposes of calculating the TSR of the members of the Peer Group will be measured as of the end of the Adjusted Measurement Period, with the final determination of the TSR of the members of the Peer Group for the Adjusted Measurement Period determined by the Committee prior to the Change in Control. For the purpose of determining the Ending Price with respect to the Peer Group, the Ending Price of each member of the Peer Group will be adjusted to reflect dividends or similar distributions declared (and for which the ex-dividend date has occurred) or paid, in each case, during the Adjusted Measurement Period.

(d)
The number of Restricted Stock Units that will be achieved on the Change in Control will equal the greater of (i) the number of Restricted Stock Units that are achieved after applying the rules under “Step 5” above, as modified by clauses (a) through (c) in this “Change in Control” section and (ii) the Target Number of Restricted Stock Units (such higher value, the “CIC Achieved Restricted Stock Units”). Any Restricted Stock Units that do not become CIC Achieved Restricted Stock Units will immediately be forfeited to the Company at no cost to the Company.

(e)
The CIC Achieved Restricted Stock Units will vest on the Service Vesting Date, subject to Participant continuing to be a Service Provider through such date and further subject to vesting acceleration under any applicable written agreement between Participant and the Company.

All determinations regarding the Beginning Price and Ending Price of the Company and the members of the Peer Group, the Company TSR and the TSR of the members of the Peer Group, and any adjusted values in the event of a Change in

Control will be made by the Committee, in its sole discretion, and all such determinations will be final and binding on all parties. If, after exhausting the list below, the number of Peer Group companies is below twenty, the Committee shall be authorized to add other replacement companies as needed taking into account industry, size, market capitalization, and other factors, so that the Peer Group is comprised of twenty companies as of the end of the Measurement Period or Adjusted Measurement Period, as applicable.

Peer Group. The Peer Group companies are as follows:

ADI (Analog Devices)	SLAB (Silicon Labs)
IFNNY (Infineon)	SMTC (Semtech)
MTSI (Macom)	STM (ST Micro)
MXIM (Maxim)	SYNA (Synaptics)
NXPI (NXP)	TXN (Texas Instruments)
ON (On Semi)	XLNX (Xilinx)
POWI (Power Integrations)	AVGO (Broadcom)
RNEC (Renesas)	ARW (Arrow)
MPWR (Monolithic Power Systems)	MRVL (Marvell)
AMKR (Amkor)	LSCC (Lattice)
If any company in the Peer Group is acquired or enters into a definitive agreement to be acquired or is subject to a tender offer for its shares prior to the end of the Measurement Period, such company shall be removed from the Peer Group list and a replacement company shall be added from the list below by the Committee (and such replacement company shall be deemed to be part of the peer group for the entire Measurement Period). The Committee shall add replacement companies as needed in the order in which the companies appear below.

MXL (Maxlinear)
AVT (Avnet)
NDCVF (Nordic Semiconductor)
ASX (ASE)